Exhibit 99.1

Wynn Resorts, Limited Posts Third Quarter Results

LAS VEGAS, October 30, 2008 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the quarter ended September 30, 2008.

Net revenues for the third quarter of 2008 were $769.2 million, compared to $653.4 million in the third quarter of 2007. The revenue increase was driven primarily by a 36.6% increase in revenues at Wynn Macau.

Consolidated adjusted property EBITDA (1) decreased 5.2% to $176.4 million for the third quarter of 2008, compared to $186.0 million in the third quarter of 2007.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the quarter was $51.1 million, or $0.49 per diluted share, compared to net income of $44.7 million, or $0.41 per diluted share in 2007. Adjusted net income in the third quarter of 2008 was $64.2 million, or $0.62 per diluted share (adjusted EPS)(2) compared to an adjusted net income of $73.4 million, or $0.67 per diluted share in the third quarter of 2007.

Wynn Las Vegas Third Quarter Results

For the quarter ended September 30, 2008, Wynn Las Vegas generated adjusted property EBITDA of $70.1 million, compared to $93.2 million in the third quarter of 2007, with a 23.8% EBITDA margin on net revenue. The EBITDA decline is primarily attributable to a lower hold percentage and an $11.1 million increase in our bad debt reserve based solely on the current global economic uncertainty.

Net casino revenues in the third quarter of 2008 were $143.2 million, compared to $149.9 million for the third quarter of 2007. Table games drop increased 11.6% from the comparable period in 2007 to $531.0 million but table games hold decreased to 24.3%, compared to 26.4% in 2007. Slot machine handle of $853.8 million was 11.9% below the comparable period of 2007 and win per unit per day was $225, compared to a win per unit per day of $234 in the third quarter of 2007.

Gross non-casino revenues for the quarter were $190.9 million, a 1.1% decrease from the third quarter of 2007. Hotel revenues were down 3.9% to $65.3 million during the quarter. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $272 for the quarter, compared to $282 in the third quarter of 2007. The property’s occupancy was 96.1%, compared to 96.6% during the prior year period, generating revenue per available room (REVPAR) of $261 in the 2008 period (4.0% below the third quarter of 2007).

Food and beverage revenues increased 2.5% to $74.6 million in the quarter, and retail revenues declined 3.8% to $23.0 million in the quarter. Entertainment revenues were approximately $16.0 million compared to $17.0 million in the third quarter of 2007 as we closed Spamalot on July 13, 2008. We have begun the renovation of the theater which will feature Danny Gans in the Encore Theater commencing in February 2009.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas.  Encore will include a 2,034 all-suite hotel tower, an approximately 72,000 square foot casino, additional convention and meeting space, as well as five restaurants, a nightclub, swimming pools, a spa and salon and retail outlets. Encore is expected to open in December 2008 and our project budget is approximately $2.3 billion for Encore and related capital improvements. Encore at Wynn Las Vegas is fully financed.

As of September 30, 2008, we had incurred approximately $1.8 billion of project costs related to the development and construction of Encore and related capital improvements.

Wynn Macau Third Quarter Results

In the third quarter of 2008, Wynn Macau generated net revenues of $474.8 million compared to $347.7 million for the third quarter of 2007. Adjusted property EBITDA increased 14.5% to $106.3 million (with a 22.4% EBITDA margin on net revenue) compared to $92.8 million in the third quarter of 2007. In December 2007, we completed the Wynn Macau expansion, adding approximately 75,000 square feet of gaming space and 20,000 square feet of retail space including 11 new boutiques. EBITDA at Wynn Macau during this quarter was also reduced by an $11.0 million increase in bad debt reserves based solely on the current global economic uncertainty.

Table games results are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment increased 35.6% to $13.3 billion for the period, compared to $9.8 billion for the third quarter of 2007. VIP table games win as a percentage of turnover (calculated before discounts and commissions) was 3.10%, just above the top end of the expected range of 2.7% to 3.0% and higher than the 2.96% in the comparable period of 2007.

Table games drop in the mass market category was approximately $568.8 million during the period, a 19.7% increase from $475.4 million in the third quarter of 2007. Mass market table games win percentage (calculated before discounts) of 20.3% was in-line with the win percentage in the third quarter of 2007 and above our expected range of 18% to 20%.

Slot machine win increased 103.2% compared to the third quarter of 2007. Win per unit per day was $366, a 19.7% decline from the third quarter of 2007 due to the increase in the average number of slot machines from 486 to 1,230 slots.

Wynn Macau achieved an Average Daily Rate (ADR) of $272 for the quarter, compared to $245 in the third quarter of 2007. The property’s occupancy was 86.2%, compared to 91.9% during the prior year period, generating revenue per available room (REVPAR) of $234 in the 2008 period (4.2% higher than in 2007).

Encore at Wynn Macau

Wynn Macau currently features approximately 600 hotel rooms and suites, 380 table games and 1,230 slot machines in 205,000 square feet of casino gaming space, five restaurants, a spa and salon, lounges, meeting facilities and 46,000 square feet of retail space. Encore at Wynn Macau will add a fully-integrated resort hotel with approximately 400 luxury suites and four villas, along with restaurants and additional retail and gaming space. We expect Encore at Wynn Macau to open in the first quarter of 2010. As of September 30, 2008, we have incurred $150.1 million of an expected $700 million budget associated with the construction of Encore at Wynn Macau. Encore at Wynn Macau is fully financed.

Other Factors Affecting Earnings

Interest expense, net of $24.0 million in capitalized interest, was $40.3 million for the third quarter of 2008. Depreciation and amortization expenses were $65.5 million and Encore at Wynn Las Vegas pre-opening expenses were $13.9 million during the quarter. Corporate expense and other was $17.1 million in the third quarter, including $5.4 million in stock based compensation.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $1.7 billion, including cash balances restricted for construction of approximately $31 million. Total debt outstanding at the end of the quarter was $4.9 billion, including approximately $2.8 billion of Wynn Las Vegas debt, $1.1 billion of Wynn Macau related debt and $1.0 billion at Wynn Resorts, Limited. During the quarter we drew on the remaining availability under our Wynn Las Vegas Revolver and drew an additional $500 million on our Wynn Macau facilities of which $500 million remain available.

Capital expenditures during the third quarter of 2008, net of changes in construction payables and retention, totaled approximately $345.0 million, primarily attributable to Encore at Wynn Las Vegas.

During the month of July, the Company repurchased 4,256,271 shares of our common stock at an average price of $79.06 per share.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, October 30, 2008 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using adjusted property EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income, cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income to adjusted net income, and (ii) operating income to adjusted property EBITDA and adjusted property EBITDA to net income.

(2) Adjusted net income is net income before pre-opening costs, property charges, one time tax adjustments and other, and other non-cash non-operating income and expenses.  Adjusted net income and adjusted net income per share (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income and adjusted net income per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

Three Months Ended		Nine Months Ended
September 30,		September 30,
2008	2007	2008	2007

Operating revenues:
Casino	$590,576	$476,785	$1,805,984	$1,425,802
Rooms	79,603	81,631	251,676	254,719
Food and beverage	87,607	82,451	275,627	262,560
Entertainment, retail and other	69,306	61,237	210,418	176,103
Gross revenues	827,092	702,104	2,543,705	2,119,184
Less: promotional allowances	(57,906)	(48,718)	(170,656)	(142,940)
Net revenues	769,186	653,386	2,373,049	1,976,244

Operating costs and expenses:
Casino	377,322	286,434	1,165,647	840,827
Rooms	19,317	21,340	60,060	63,681
Food and beverage	52,607	51,463	159,403	160,671
Entertainment, retail and other	39,436	42,084	127,310	118,631
General and administrative	85,371	77,904	249,606	230,364
Provision for doubtful accounts	36,296	5,741	49,012	27,844
Pre-opening costs	13,911	1,455	26,055	4,180
Depreciation and amortization	65,544	56,001	192,055	159,427
Property charges and other	1,623	25,096	31,188	51,386
Total operating costs and expenses	691,427	567,518	2,060,336	1,657,011

Equity in income from unconsolidated affiliates	430	428	1,401	1,395

Operating income	78,189	86,296	314,114	320,628

Other income (expense):
Interest income	2,731	9,906	20,115	31,038
Interest expense, net of capitalized interest	(40,263)	(34,743)	(126,513)	(107,876)
Increase (decrease) in swap fair value	(3,588)	(4,207)	5,119	(2,348)
Loss from extinguishment of debt	-	-	-	(157)
Other	(2,805)	(3,129)	(2,694)	(1,753)
Other income (expense), net	(43,925)	(32,173)	(103,973)	(81,096)

Income before income taxes	34,264	54,123	210,141	239,532

Benefit (provision) for income taxes	16,866	(9,383)	159,699	(46,837)

Net income	$51,130	$44,740	$369,840	$192,695

Basic and diluted income per common share:
Net income:
Basic	$0.50	$0.42	$3.40	$1.86
Diluted*	$0.49	$0.41	$3.36	$1.77
Weighted average common shares outstanding:
Basic	103,266	107,632	108,915	103,439
Diluted	104,270	110,881	110,106	111,783

* Diluted earnings per share for the three and nine months ended September 30, 2007 include the assumption that the convertible subordinated debentures were converted into shares of common stock at January 1, 2007. Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $0.4 million and $5.1 million, respectively, of net interest attributable to these debentures for the three and nine months ended September 30, 2007.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME
TO ADJUSTED NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Net income	$51,130	$44,740	$369,840	$192,695
Pre-opening costs	13,911	1,455	26,055	4,180
Loss from extinguishment of debt	-	-	-	157
(Increase) decrease in swap fair value	3,588	4,207	(5,119)	2,348
Property charges and other	1,623	25,096	31,188	51,386
Adjustment for taxes on above	(6,007)	(2,109)	(14,573)	(3,964)
Recognition of foreign tax credit	-	-	(140,655)	-
Adjusted net income (2)	$64,245	$73,389	$266,736	$246,802

Adjusted net income per diluted share*	$0.62	$0.67	$2.42	$2.25

* Diluted adjusted net income per share for the three and nine months ended September 30, 2007 includes the assumption that the convertible subordinated debentures were converted into shares of common stock at January 1, 2007. Accordingly, adjusted net income used in the computation of diluted adjusted net income per share is increased by approximately $0.4 million and $5.1 million, respectively, of net interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Three Months Ended September 30, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$(272)	$59,552	$18,909	$78,189

Pre-opening costs	13,911	-	-	13,911
Depreciation and amortization	42,269	22,610	665	65,544
Property charges and other	632	991	-	1,623
Corporate expense, management
fees, royalties and other	10,906	22,051	(21,290)	11,667
Stock-based compensation	2,636	1,084	1,716	5,436

Adjusted Property EBITDA (1)	$70,082	$106,288	$-	$176,370

	Three Months Ended September 30, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$35,803	$39,229	$11,264	$86,296

Pre-opening costs	1,423	30	2	1,455
Depreciation and amortization	39,881	15,079	1,041	56,001
Property charges and other	2,404	22,692	-	25,096
Corporate expense, management
fees, royalties and other	11,579	14,215	(13,818)	11,976
Stock-based compensation	2,092	1,589	1,511	5,192

Adjusted Property EBITDA (1)	$93,182	$92,834	$-	$186,016

			Three Months Ended
			September 30,
			2008	2007
Adjusted Property EBITDA (1)			$176,370	$186,016

Pre-opening costs			(13,911)	(1,455)
Depreciation and amortization			(65,544)	(56,001)
Property charges and other			(1,623)	(25,096)
Corporate expenses and other			(11,667)	(11,976)
Stock-based compensation			(5,436)	(5,192)
Interest income			2,731	9,906
Interest expense			(40,263)	(34,743)
Decrease in swap fair value			(3,588)	(4,207)
Other			(2,805)	(3,129)
Benefit (provision) for income taxes			16,866	(9,383)

Net income			$51,130	$44,740

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

	Nine Months Ended September 30, 2008
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$11,435	$242,823	$59,856	$314,114

Pre-opening costs	26,054	1	-	26,055
Depreciation and amortization	122,543	67,561	1,951	192,055
Property charges and other	21,711	9,371	106	31,188
Corporate expense, management
fees, royalties and other	31,558	68,573	(66,348)	33,783
Stock-based compensation	7,014	2,541	4,435	13,990

Adjusted Property EBITDA (1)	$220,315	$390,870	$-	$611,185

	Nine Months Ended September 30, 2007
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$158,237	$133,507	$28,884	$320,628

Pre-opening costs	3,774	383	23	4,180
Depreciation and amortization	112,468	44,238	2,721	159,427
Property charges and other	4,105	46,781	500	51,386
Corporate expense, management
fees, royalties and other	34,646	36,930	(37,518)	34,058
Stock-based compensation	6,480	2,663	5,390	14,533

Adjusted Property EBITDA (1)	$319,710	$264,502	$-	$584,212

			Nine Months Ended
			September 30,
			2008	2007
Adjusted Property EBITDA (1)			$611,185	$584,212

Pre-opening costs			(26,055)	(4,180)
Depreciation and amortization			(192,055)	(159,427)
Property charges and other			(31,188)	(51,386)
Corporate expenses and other			(33,783)	(34,058)
Stock-based compensation			(13,990)	(14,533)
Interest income			20,115	31,038
Interest expense			(126,513)	(107,876)
Increase (decrease) in swap fair value			5,119	(2,348)
Loss from extinguishment of debt			-	(157)
Other			(2,694)	(1,753)
Benefit (provision) for income taxes			159,699	(46,837)

Net income			$369,840	$192,695

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Room Statistics for Wynn Las Vegas:
Occupancy %	96.1%	96.6%	96.1%	96.6%
Average Daily Rate (ADR)[1]	$272	$282	$291	$301
Revenue per available room (REVPAR)[2]	$261	$272	$280	$291

Other information for Wynn Las Vegas:
Table games win per unit per day[3]	$10,062	$9,516	$8,809	$10,799
Table Win %	24.3%	26.4%	21.6%	26.0%
Slot machine win per unit per day[4]	$225	$234	$228	$253
Average number of table games	139	143	139	140
Average number of slot machines	1,956	1,977	1,950	1,963

Room Statistics for Wynn Macau:
Occupancy %	86.2%	91.9%	87.5%	87.7%
Average Daily Rate (ADR)[1]	$272	$245	$275	$249
Revenue per available room (REVPAR)[2]	$234	$225	$241	$218

Other information for Wynn Macau:
Table games win per unit per day[3]	$15,136	$16,686	$16,205	$16,478
Slot machine win per unit per day[4]	$366	$456	$345	$477
Average number of table games	379	252	381	248
Average number of slot machines	1,230	486	1,243	459

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day is net of participation fees and progressive accruals.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com